Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Array BioPharma Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Array BioPharma Inc. of our reports dated September 1, 2006, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years then ended, and the related financial statement schedule II for the years ended June 30, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 3006 annual report on Form 10-K of Array BioPharma Inc.

Our report refers to the adoption of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment.

/s/ KPMG LLP

Boulder, Colorado
December 14, 2006